UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	May 4, 2005
OKLAHOMA GAS AND ELECTRIC COMPANY
(Exact Name of Registrant as Specified in Its Charter)
Oklahoma
(State or Other Jurisdiction of Incorporation)
1-1097	73-0382390
(Commission File Number)	(IRS Employer Identification No.)
321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)
405-553-3000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

        On May 4, 2005, OGE Energy Corp., the parent company of Oklahoma Gas and Electric Company (the “Company”), issued a press release describing OGE Energy Corp.’s consolidated financial results for the quarter ended March 31, 2005, which is furnished as Exhibit 99.01 and incorporated herein by reference. As described in the press release, the Company reported a net loss of approximately $1.7 million for the first quarter of 2005, compared with break-even results for the first quarter of 2004. For further information, see the press release attached as Exhibit 99.01.

Item 9.01.  Financial Statements and Exhibits

(c) Exhibits
Exhibit Number	Description
99.01	Press release dated May 4, 2005, announcing OGE Energy Corp. Announces 1st Quarter Results.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OKLAHOMA GAS AND ELECTRIC COMPANY (Registrant)
By	/s/ Donald R. Rowlett
Donald R. Rowlett Vice President and Controller (On behalf of the registrant and in his capacity as Chief Accounting Officer)

May 4, 2005

Exhibit 99.01

OGE Energy Corp. Announces 1st Quarter Results

OKLAHOMA CITY – OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company (OG&E) and Enogex Inc., today reported earnings of $0.06 per share for the three months ended March 31, compared with earnings of $0.12 per share for the first quarter of 2004.

Lower earnings were due primarily to lower gross margins at Enogex and higher expenses at both Enogex and OG&E, which more than offset higher gross margins at OG&E.

OG&E, a regulated electric utility, posted a loss of $0.02 per share in the first quarter, compared with break-even results in the comparable period last year. Enogex, an unregulated natural gas pipeline business, recorded earnings of $0.09 per share, compared with $0.15 per share in the year-ago quarter. The holding company, which primarily has interest expenses but no operating revenues, posted a loss of $0.01 per share, compared with a loss of $0.03 per share in the first quarter of 2004.

“Results for the first quarter were down at both OG&E and Enogex compared to last year,” said Steven E. Moore, OGE Energy chairman, president and CEO. “The results at OG&E reflect the need for rate relief, which we will be pursuing later this year. At Enogex, despite the lower first quarter, we expect the continuing strong commodity price environment to be reflected in Enogex’s gathering and processing businesses, enabling us to increase the Company’s 2005 earnings guidance to between $1.65 and $1.75 per share.”

Discussion of First Quarter 2005

OGE Energy reported consolidated operating revenues of $1.28 billion in the first quarter, compared with $1.04 billion a year earlier. The first-quarter gross margin on revenues was $190 million, compared with $187 million in the year-earlier quarter. Operating income was $26 million in the first quarter, compared with $31 million in the year-earlier quarter. Net income was $5.3 million in the first quarter, compared $10.2 million a year ago.

OG&E reported gross margin on revenues of $126 million in the first quarter, compared with $121 million in the comparable quarter last year, despite milder weather. Heating-degree days were 7 percent below the 2004 quarter and 15 percent below normal in the first quarter of 2005. The higher margin was primarily the result of customer growth and a seasonal over-collection of revenues associated with the new cogeneration credit rider that will be returned to customers later in the year.

The higher first-quarter gross margins at OG&E were offset by increased expenses for electric system reliability projects. OG&E recorded a net loss of $1.7 million in the first quarter, compared with break-even results a year ago.

Enogex reported gross margin on revenues of $63 million in the first quarter, compared with $66 million in the comparable quarter last year. Net income was $8.1 million, compared with $12.8 million in the first quarter of 2004. Gross margins were $2.5 million higher in the gathering and processing business, $0.6 million lower in the transportation and storage business and $4.4 million lower in the marketing business.

2005 Outlook

OGE Energy increased its consolidated earnings guidance for 2005 to $1.65 – $1.75 per share, from $1.50 – $1.60 per share previously. This is primarily due to an increase in projected earnings at Enogex as a result of continued strength in commodity prices. It assumes about 90.5 million average diluted shares outstanding. The earnings guidance includes a utility earnings range between $106 million and $110 million or $1.17 to $1.22 per share, assuming a 1 to 2 percent growth in gross margins from customer growth, normal weather, recovery of Enogex gas transportation and storage costs at the $41.9 million level recommended by the Oklahoma Corporation Commission Administrative Law Judge, no change in base rates, and regulatory lag in recovering costs of the McClain plant acquisition. The earnings guidance also includes Enogex earnings in a range between $49 million and $56 million or $0.54 to $0.62 per share, which assumes commodity spread projections of between $2.02 and $2.56 per MMBtu and natural gas liquids price projections of between $0.82 and $0.89 per gallon in 2005. The holding company earnings guidance is a loss between $6 million and $8 million, or $.07 to $.09 per share, with lower interest expenses.

Conference Call Webcast

OGE Energy will host a conference call for discussion of the results and the outlook for 2005 on Wednesday, May 4, at 8 a.m. CDT. The conference, hosted by James R. Hatfield, senior vice president and CFO, will be available through www.oge.com.

OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), which serves approximately 735,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of Enogex Inc., a natural gas pipeline business with principal operations in Oklahoma and Arkansas.

Some of the matters discussed on this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “project”, “objective”, “plan”, “possible”, “potential”, “project” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, actions of rating agencies and their impact on capital expenditures; the Company’s ability and the ability of its subsidiaries to obtain financing on favorable terms; prices of electricity, natural gas and natural gas liquids, each on a stand-alone basis and in relation to each other; business conditions in the energy industry; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; federal or state legislation and regulatory decisions (including the proceeding currently pending before the OCC related to OG&E’s recovery of the costs billed to it by Enogex for gas transportation and storage services) and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company’s markets; environmental laws and regulations that may impact the Company’s operations; changes in accounting standards, rules or guidelines; creditworthiness of suppliers, customers and other contractual parties; the higher degree of risk associated with the Company’s nonregulated business compared with the Company’s regulated utility business; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission.

*Note: Consolidated Statements of Income, Financial and Statistical Data attached.

OGE Energy Corp.
consolidated statements of income
(unaudited)

Three Months Ended March 31
2005	2004
(In millions, except per share data)
OPERATING REVENUES
Electric Utility operating revenues	$301.0	$304.3
Natural Gas Pipeline operating revenues	979.8	737.4

Total operating revenues	1,280.8	1,041.7

COST OF GOODS SOLD
Electric Utility cost of goods sold	163.1	171.4
Natural Gas Pipeline cost of goods sold	927.6	683.5

Total cost of goods sold	1,090.7	854.9

Gross margin on revenues	190.1	186.8
Other operation and maintenance	98.9	91.1
Depreciation	46.6	46.0
Taxes other than income	18.6	18.7

OPERATING INCOME	26.0	31.0
OTHER INCOME (EXPENSE)
Other income	1.7	2.8
Other expense	(2.0)	(1.5)

Net other income (expense)	(0.3)	1.3

INTEREST INCOME (EXPENSE)
Interest income	2.0	0.4
Interest on long-term debt	(20.2)	(18.2)
Interest expense - unconsolidated affiliate	-	--	(4.3)
Allowance for borrowed funds used during construction	0.6	0.1
Interest on short-term debt and other interest charges	(1.6)	(1.1)

Net interest expense	(19.2)	(23.1)

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES	6.5	9.2
INCOME TAX EXPENSE (BENEFIT)	1.2	(0.6)

INCOME FROM CONTINUING OPERATIONS	5.3	9.8

DISCONTINUED OPERATIONS
Income from discontinued operations	-	--	0.7
Income tax expense	-	--	0.3

Income from discontinued operations	-	--	0.4

NET INCOME	$5.3	$10.2

BASIC AVERAGE COMMON SHARES OUTSTANDING	90.0	87.5
DILUTED AVERAGE COMMON SHARES OUTSTANDING	90.5	88.1
BASIC AND DILUTED EARNINGS PER AVERAGE
COMMON SHARE
Income from continuing operations	$0.0	6	$0.1	1
Income from discontinued operations, net of tax	--	-	0.0	1

NET INCOME	$0.0	6	$0.1	2

OGE Energy Corp.
financial and statistical data
(unaudited)

Three Months Ended March 31
2005	2004
(Dollars in millions)
ELECTRIC UTILITY
Electric revenues
Residential	$114.2		$125.0
Commercial	70.2		69.1
Industrial	65.7		64.9
Public authorities	29.1		28.9
Sales for resale	13.1		12.6
Provision for refund on gas transportation and storage case	(1.0)		-	--
Other	9.3		3.7

Total system revenues	300.6		304.2
Sales to other utilities	0.4		0.1

Total electric revenues	$301.0		$304.3

Sales of electricity - millions of MWH (a)
Residential	1.9		1.9
Commercial	1.3		1.3
Industrial	1.7		1.7
Public authorities	0.6		0.6
Sales for resale	0.3		0.3

Total system sales	5.8		5.8
Sales to other utilities	-	--	-	--

Total electric sales	5.8		5.8

Number of customers	734,8	20	728,3	23

Average cost of energy per KWH (b) - cents
Fuel	2.4	03	2.1	72
Fuel and purchased power	2.8	13	2.9	62

Degree days
Heating
Actual	1,6	65	1,7	85
Normal	1,9	63	1,9	82
Cooling
Actual		1		18
Normal		8		8

NATURAL GAS PIPELINE
Operating revenues (before intercompany eliminations)	$1,000.8		$749.2
Operating income	$22.2		$26.0
Net income	$8.1		$12.8
Net cash provided from operating activities	$36.3		$123.6
Capital expenditures from continuing operations	$6.2		$8.3

New well connects		53		63

Gathered volumes - TBtu/d (c)	1.	00	1.	01
Incremental transportation volumes - TBtu/d	0.	48	0.	41

Total throughput volumes - TBtu/d	1.	48	1.	42

Natural gas processed - Mmcf/d (d)	5	00	4	73

Natural gas liquids sold (keep-whole) - million gallons		78		53
Natural gas liquids sold (POL and fixed-fee) - million gallons		4		4

Total natural gas liquids produced - million gallons		82		57

Average sales price per gallon	$0.7	46	$0.6	59

(a) Megawatt-hours.
(b) Kilowatt-hours.
(c) Trillion British thermal units per day.
(d) Million cubic feet per day.